Exhibit 99.1

Sotera Health Closes on $500 Million Term Loan B Financing

CLEVELAND, OH, February 23, 2023 – Sotera Health Company (“Sotera Health” or the “Company”) (Nasdaq: SHC), a leading global provider of mission-critical end-to-end sterilization solutions and lab testing and advisory services for the healthcare industry, today announced that it has successfully closed on a new senior secured Term Loan B facility in an aggregate principal amount of $500 million. The Company had previously announced its intention to enter into a new senior secured Term Loan B facility in an aggregate principal amount of $425 million. The Company plans to use proceeds of this debt financing, along with cash on hand, to: a) fund a previously announced $408 million ethylene oxide litigation settlement in Cook County, IL, subject to the satisfaction or waiver by the Company of the various conditions for the settlement, b) pay down existing borrowings under the Company’s revolving credit facility, c) further enhance liquidity and d) for other general corporate purposes.

“We are pleased to announce the successful completion of our $500 million Term Loan B debt financing at terms that are favorable to the Company,” said Chairman and Chief Executive Officer, Michael B. Petras, Jr. “The strong market reception for this financing is a testament to the solid profile of our business. This funding will be used to cover our litigation needs, as well as provide additional liquidity for the Company.”

The Term Loan B will bear interest at a variable rate per annum, at the Company’s option, of either one-, three-, or six-month SOFR plus 375 basis points (subjet to a 50bps floor), or a base rate plus 275 basis points, in any case payable in arrears. It is prepayable without premium or penalty at any time six months after the closing date, and includes a 1.00% premium for certain repricing transactions that occur in the first six months after the closing date. The Loan is required to be paid down at 1% of the aggregate principal amount ($5 million) per year, with the balance due at the end of 2026. The Term Loan B covenants are substantially the same as those the Company’s existing Credit Agreement.

About Sotera Health:

Sotera Health Company is a leading global provider of mission-critical end-to-end sterilization solutions and lab testing and advisory services for the healthcare industry. Sotera Health goes to market through three businesses – Sterigenics®, Nordion® and Nelson Labs®. Sotera Health is committed to its mission, Safeguarding Global Health®.

Updates can be found from time to time on recent developments in matters relevant to investors on the Investor Relations section of the Company’s website at Investor Relations | Sotera Health. For developments related to Ethylene Oxide, updates can be found at Ethylene Oxide | Sotera Health.

9100 South Hills Boulevard, Suite 300, Broadview Heights, OH 44147
440-262-1410 | soterahealth.com

Forward-Looking Statements

Unless expressly indicated or the context requires otherwise, the terms “Sotera Health,” “Company,” “we,” “us,” and “our” in this document refer to Sotera Health Company, a Delaware corporation, and, where appropriate, its subsidiaries on a consolidated basis. This release contains forward-looking statements that reflect management’s expectations about future events and the Company’s operating plans and performance and speak only as of the date hereof. You can identify these forward-looking statements by the use of forward-looking words such as “will,” “may,” “plan,” “estimate,” “project,” “believe,” “anticipate,” “expect,” “intend,” “should,” “would,” “could,” “target,” “goal,” “continue to,” “positioned to,” “are confident” or the negative version of those words or other comparable words. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances, including statements about the use of proceeds from the Term Loan B facility, are forward-looking statements. Any forward-looking statements contained in this release are based upon our historical performance and on our current plans, estimates and expectations of the Company’s future performance and the future performance of the markets in which the Company operates in light of information currently available to us. The inclusion of this forward-looking information should not be regarded as a representation by us that the future plans, estimates or expectations contemplated by us will be achieved. These forward-looking statements are subject to various risks, uncertainties and assumptions relating to our operations, financial results, financial condition, business, prospects, growth strategy and liquidity. These risks and uncertainties include, without limitation, any disruption in the availability or supply of, or increases in the price of ethelyne oxide (“EO”) or cobalt-60 (“Co-60”), including geopolitical risks related to the supply of Co-60 from Russia; foreign currency exchange rates and changes in those rates; changes in industry trends, environmental, health and safety regulations or preferences; satisfaction of conditions to completing the settlement, including the participation by substantially all Illinois plaintiffs in the settlement; the impact of current and future legal proceedings and liability claims, including litigation related to purported exposure to emissions of EO from our facilities in Illinois, Georgia and New Mexico and the possibility that other claims will be made in the future relating to these or other facilities; adverse judgments against two of our subsidiaries in the EO tort litigation, which if the settlement is not successful may require an appellate bond or alternative form of security to appeal, and plaintiff efforts to enforce judgments against us, any of which may have an adverse impact on our liquidity; in the near and long terms, or may cause the need for us to increase our borrowings and, consequently, increase our interest expense; uncertainty in the capital markets and other risks related to our ability to raise additional debt financing on reasonable terms or at all, including availability of capital and the impact of future litigation developments on our ability to access capital markets; our ability to increase capacity at existing facilities, renew leases for our leased facilities and build new facilities in a timely and cost-effective manner; competition for qualified employees in the industries in which we operate; the risks of doing business internationally; and any inability to pursue strategic transactions or find suitable acquisition targets. For additional discussion of these risks and uncertainties. Please refer to the Company’s filings with the SEC, such as its annual and quarterly reports, as well as the Current Report on Form 8-K filed by the Company on January 9, 2023, with the SEC disclosing the terms of the Illinois settlement. We do not undertake any obligation to publicly update or revise these forward-looking statements, except as otherwise required by law.

9100 South Hills Boulevard, Suite 300, Broadview Heights, OH 44147
440-262-1410 | soterahealth.com

INVESTOR RELATIONS CONTACTS:

Jason Peterson	Sally J. Curley, IRC

Vice President & Treasurer, Sotera Health	Curley Global IR, LLC

IR@soterahealth.com	IR@soterahealth.com

MEDIA CONTACT:

Kristin Gibbs

Chief Marketing Officer, Sotera Health

kgibbs@soterahealth.com

Source: Sotera Health Company

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9100 South Hills Boulevard, Suite 300, Broadview Heights, OH 44147
440-262-1410 | soterahealth.com